Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements of Freeport-McMoRan Copper & Gold Inc. on Form S-3 (File No. 333-179420) and Form S-8 (File Nos. 33-63267, 33-63269, 33-63271, 333-85803, 333-105535, 333-115292, 333-136084, 333-141358 and 333-147413), of our reports dated February 22, 2013, with respect to the consolidated financial statements and schedule of Freeport-McMoRan Copper & Gold Inc. and the effectiveness of internal control over financial reporting of Freeport-McMoRan Copper & Gold Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2012.

/s/ Ernst & Young LLP

Phoenix, Arizona
February 22, 2013